Filed Pursuant to Rule 433
Registration Statement No. 333-152543

July 22, 2009

BB&T Corporation

Pricing Term Sheet

Medium-Term Notes, Series A (Senior)

3.850% Senior Notes due 2012

Issuer	BB&T Corporation

Security	3.850% Notes due 2012

Ratings of this series of Notes	A1 (Moody’s)/A (S&P)/A+ (Fitch)

Currency	USD

Size	$1,000,000,000

Security Type	SEC Registered Medium-Term Notes, Series A (Senior). This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Maturity Date	July 27, 2012

Coupon	3.850%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Benchmark Treasury	1.50% US Treasury due July 15, 2012

Spread to Benchmark Treasury	+237.5 bps

Benchmark Treasury Spot and Yield	100-01; 1.489%

Price to Public	99.961% of face amount

Yield to maturity	3.864%

Proceeds (Before Expenses) to Issuer	$997,110,000 (99.711%)

Interest Payment Dates	January 27 and July 27 of each year, commencing January 27, 2010

Trade Date	July 22, 2009

Settlement Date	July 27, 2009

Minimum Denominations	$1,000 x $1,000

CUSIP	05531FAC7

Joint Bookrunners	BB&T Capital Markets, a division of Scott & Stringfellow, LLC Morgan Stanley & Co. Incorporated UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. A rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request it by calling BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 804-787-8221, Morgan Stanley & Co. Incorporated toll-free in the United States at 1-866-718-1649, or UBS Securities LLC toll-free in the United States at 1-877-827-6444 ext. 561 3884.